Exhibit 3.2

AMENDED AND RESTATED

BYLAWS

OF

PURECYCLE TECHNOLOGIES, INC.

- A Delaware Corporation -

AMENDED AND RESTATED BYLAWS

OF

PURECYCLE TECHNOLOGIES, INC.

(the “Corporation”)

ARTICLE I

OFFICES

SECTION 1.  Principal Office.  The registered office of the Corporation will be located in such place as may be provided from time to time in the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”).

SECTION 2.  Other Offices.  The Corporation may also have offices at such other places both within and without the State of Delaware as the board of directors of the Corporation (the “Board of Directors”) may from time to time determine or as the business of the Corporation may require.

ARTICLE II

STOCKHOLDERS

SECTION 1.  Annual Meetings.  The annual meeting of the stockholders of the Corporation will be held wholly or partially by means of remote communication or at such place, within or without the State of Delaware, on such date and at such time as may be determined by the Board of Directors, the Chief Executive Officer or the chairman of the Board (the “Chairman”) and as will be designated in the notice of said meeting. The Board of Directors may, in its sole discretion, determine that a meeting will not be held at any place, but may instead be held solely by means of remote communication in accordance with Section 211(a) of the General Corporation Law of the State of Delaware (“DGCL”). The Board of Directors, the Chief Executive Officer or the Chairman may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders. At each annual meeting of the stockholders, the stockholders will elect the directors from the nominees for director, to succeed those directors whose terms expire at such meeting and will transact such other business, in each case as may be properly brought before the meeting in accordance with Section 8 of this Article II.

SECTION 2. Special Meetings.  Special meetings of the stockholders for any purpose or purposes, unless otherwise prescribed by law or by the Certificate of Incorporation, may only be held wholly or partially by means of remote communication or at any place, within or without the State of Delaware, and may only be called by the Secretary at the direction of the Board of Directors, by the Chairman or the Chief Executive Officer. Business transacted at any special meeting of stockholders will be limited to matters relating to the purpose or purposes stated in the notice of meeting. Those persons with the power to call a special meeting in accordance with this Section 2 of this Article II also have the power and authority to postpone, reschedule or cancel any previously scheduled special meeting of stockholders. The stockholders may cause business to be specified in the notice of meeting only as and to the extent provided in Section 8 and shall not otherwise be permitted to propose business to be brought before a special meeting of stockholders.

SECTION 3.  Notice and Purpose of Meetings.  Except as otherwise provided by law, the Certificate of Incorporation or these bylaws, written or printed notice of the meeting of the stockholders stating the place, day and hour of the meeting and, in case of a special meeting, stating the purpose or purposes for which the meeting is called, and in case of a meeting held by remote communication stating such means, will be delivered not less than ten nor more than 60 calendar days before the date of the meeting, either personally or by mail, to each stockholder of record entitled to vote at such meeting. Without limiting the manner by which notice otherwise may be given to stockholders, any notice will be effective if given by a form of electronic transmission consented to (in a manner consistent with the DGCL) by the stockholder to whom the notice is given. If notice is given by mail, such notice will be deemed given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. If notice is given by electronic transmission, such notice will be deemed given at the time specified in Section 232 of the DGCL.

SECTION 4.  Quorum.  Except as otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of a majority of the shares of common stock issued and outstanding and entitled to vote, present in person, present by means of remote communication in a manner, if any, authorized by the Board in its sole discretion, or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business.   A quorum, once established at a meeting, will not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, such a quorum is not present or represented at any meeting of the stockholders, the Chairman of the meeting will have the power to adjourn the meeting from time to time, in the manner provided in Section 7 of this Article II, until a quorum is present or represented.

SECTION 5.  Voting Process.  When a quorum is present at any meeting, any matter other than the election of directors to be voted upon by the stockholders at such meeting will be decided by a majority vote of the holders of shares of stock present or represented at the meeting and voting affirmatively or negatively on such matter.  Each outstanding share of stock having voting power, is entitled to one vote on each matter submitted to a vote at a meeting of stockholders.  A stockholder may vote either in person, by proxy executed in writing by the stockholder or by his duly authorized attorney-in-fact, or by an electronic ballot from which it can be determined that the ballot was authorized by a stockholder or proxyholder.  The term, validity and enforceability of any proxy will be determined in accordance with the DGCL. Voting at meetings of stockholders need not be by written ballot. At all meetings of stockholders for the election of directors at which a quorum is present a plurality of the votes cast will be sufficient to elect such directors.

SECTION 6. Proxies. Each stockholder of record entitled to vote at a meeting of stockholders may vote in person (including by means of remote communications, if any, by which stockholders may be deemed to be present in person and vote at such meeting) or may authorize another person or persons to vote for such stockholder by a proxy executed or transmitted in a manner permitted by applicable law. No such proxy will be voted upon after three years from the date of its execution, unless the proxy expressly provides for a longer period.

SECTION 7.  Adjournment.  Any meeting of stockholders, annual or special, may be adjourned from time to time to any other time and to any other place at which a meeting of stockholders may be held under these bylaws by the chairman of the meeting. If the adjournment is for more than 30 calendar days, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors will fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and will give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.

SECTION 8. Nominations.

(a) Subject to the rights, if any, of any series of Preferred Stock to nominate or elect directors under circumstances specified in a Preferred Stock Designation (as defined in the Certificate of Incorporation), only persons who are nominated in accordance with the procedures set forth in this Section 8 of Article II will be eligible to serve as directors. Nominations of persons for election to the Board of Directors and the proposal of other business to be considered by the stockholders may be made at either an annual meeting or special meeting of stockholders only (i) pursuant to the Corporation’s notice of meeting (or any supplement thereto), (ii) by or at the direction of the Board of Directors or any committee thereof or (iii) by any stockholder of the Corporation who was a stockholder of record of the Corporation at the time the notice provided for in this Section 8 of Article II is delivered to the Secretary, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 8 of Article II.

(b) For any nominations or other business to be properly brought before an annual meeting or special meeting by a stockholder pursuant to Section 8(a)(iii) of this Article II, the stockholder must have given timely notice thereof in writing to the Secretary and any such proposed business (except as otherwise in this Section 8 Article II with respect to the nominations of persons for election to the Board of Directors) must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice will be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting. In no event will the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. Such stockholder’s notice will set forth: (i) as to each person whom the stockholder proposes to nominate for election as a director (A) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, and (B) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (ii) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (A) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, (B) the class or series and number of shares of capital stock of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner, (C) a description of any agreement, arrangement or understanding with respect to the nomination or proposal between or among such stockholder and/or such beneficial owner, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing, including, in the case of a nomination, the nominee, (D) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder and such beneficial owners, whether or not such instrument or right will be subject to settlement in underlying shares of capital stock of the Corporation, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner, with respect to securities of the Corporation, (E) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, (F) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (2) otherwise to solicit proxies or votes from stockholders in support of such proposal or nomination, and (G) any other information relating to such stockholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder. The foregoing notice requirements of this Section 8(b) will be deemed satisfied by a stockholder with respect to business other than a nomination if the stockholder has notified the Corporation of his, her or its intention to present a proposal at an annual meeting in compliance with applicable rules and regulations promulgated under the Exchange Act and such stockholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting. The foregoing notice requirements of this Section 8(b) of Article II will not apply to director nominations pursuant to that certain Letter from the Company to Pure Crown LLC (“Pure Crown”) dated October 5, 2020 (the “Pure Crown Side Letter”). The Corporation may require any proposed nominee to furnish such other information as the Corporation may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation.

(c) Notwithstanding anything in the second sentence of Section 8(b) of Article II to the contrary, in the event that the number of directors to be elected to the Board of Directors at the annual meeting is increased effective after the time period for which nominations would otherwise be due under Section 8(b) of Article II and there is no public announcement by the Corporation naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 8 of Article II will also be considered timely, but only with respect to nominees for the additional directorships, if it will be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

(d) Only such business will be conducted at a special meeting of stockholders as will have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders, as called in accordance with the terms of the Certificate of Incorporation, at which directors are to be elected pursuant to the Corporation’s notice of meeting (i) by or at the direction of the Board of Directors or any committee thereof or (ii) provided that the Board of Directors has determined that directors will be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time the notice provided for in this Section 8 of Article II is delivered to the Secretary, who is entitled to vote at the meeting and upon such election and who complies with the notice procedures set forth in this Section 8 of Article II. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholder’s notice required by Section 8(b) of Article II will be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event will the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. The foregoing notice requirements of this Section 8(d) of Article II will not apply to director nominations pursuant the Pure Crown Side Letter.

(e) Except as otherwise expressly provided in any applicable rule or regulation promulgated under the Exchange Act, only such persons who are nominated in accordance with the procedures set forth in this Section 8 of Article II, and in accordance with the terms and requirements of the Certificate of Incorporation, the IRA, and the Pure Crown Side Letter, will be eligible to be elected at an annual or special meeting of stockholders of the Corporation to serve as directors and only such business will be conducted at a meeting of stockholders as will have been brought before such annual meeting in accordance with the procedures set forth in this Section 8 of Article II. Except as otherwise provided by law, the Chairman will have the power and duty (i) to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 8 of Article II (including whether the stockholder or beneficial owner, if any, on whose behalf the nomination or proposal is made, solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies or votes in support of such stockholder’s nominee or proposal in compliance with such stockholder’s representation as required by Section 8(b)(iii)(F)) of Article II and (b) if any proposed nomination or business was not made or proposed in compliance with this Section 8 of Article II, to declare that such nomination will be disregarded or that such proposed business will not be transacted. Notwithstanding the foregoing provisions of this Section 8 of Article II, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or proposed business, as applicable, such nomination will be disregarded and such proposed business will not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 8 of Article II, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(f) For purposes of this Section 8 of Article II, “public announcement” will include disclosure in a press release reported by the Dow Jones News Service, Associated Press or other national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.

(g) Notwithstanding the foregoing provisions of this Section 8 of Article II, a stockholder will also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 8 of Article II; provided however, that any references in these bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and will not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 8 of Article II (including Sections 8(a)(iii) and 8(d) of this Article II), and compliance with Sections 8(a)(iii) and 8(d) of Article II will be the exclusive means for a stockholder to make nominations or submit other business (other than, as provided in the third to last sentence of Section 8(b) of Article II, business other than nominations brought properly under and in compliance with Rule 14a-8 of the Exchange Act, as may be amended from time to time). Nothing in this Section 8 of Article II will be deemed to affect any rights (a) of stockholders to request inclusion of proposals or nominations in the Corporation’s proxy statement pursuant to applicable rules and regulations promulgated under the Exchange Act, (b) of the holders of any series of Preferred Stock to elect directors pursuant to any applicable provisions of the Certificate of Incorporation or (c) any director nominations brought before any annual meeting pursuant to the terms of the Investors Rights Agreement (the “IRA”), dated as of March 17, by and among the Company, certain equityholders of PureCycle Technologies LLC and certain stockholders of Roth CH Acquisition I Co. (the “ROCH Investors”) and of the Pure Crown Side Letter.

SECTION 9. Conduct of Meetings.

(a) Meetings of stockholders will be presided over by the Chairman, or in the Chairman’s absence by the Chief Executive Officer, or in the Chief Executive Officer’s absence by a Vice President, or in the absence of all of the foregoing persons by a chairman designated by the Board. The Secretary will act as secretary of the meeting, but in the Secretary’s absence the chairman of the meeting may appoint any person to act as secretary of the meeting.

(b) The Board of Directors may adopt by resolution such rules, regulations and procedures for the conduct of any meeting of stockholders of the Corporation as it deems appropriate including, without limitation, such guidelines and procedures as it may deem appropriate regarding the participation by means of remote communication of stockholders and proxyholders not physically present at a meeting. Except to the extent inconsistent with such rules, regulations and procedures as adopted by the Board of Directors, the chairman of any meeting of stockholders will have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as will be determined; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The chairman of any meeting, in addition to making any other determinations that may be appropriate to the conduct of the meeting, will, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if the chairman should so determine, the chairman will so declare to the meeting and any such matter or business not properly brought before the meeting will not be transacted or considered. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders will not be required to be held in accordance with the rules of parliamentary procedure.

(c) The chairman of the meeting will announce at the meeting when the polls for each matter to be voted upon at the meeting will be opened and closed. After the polls close, no ballots, proxies or votes or any revocations or changes thereto may be accepted.

(d) In advance of any meeting of stockholders, the Board of Directors will appoint one or more inspectors of election to act at the meeting or any adjournment thereof and make a written report thereof. One or more other persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is present, ready and willing to act at a meeting of stockholders, the chairman of the meeting will appoint one or more inspectors to act at the meeting. Unless otherwise required by law, inspectors may be officers, employees or agents of the Corporation. No person who is a candidate for an office at an election may serve as an inspector at such election.

SECTION 10.  No Right to Have Proposal/Nominees Included. A stockholder is not entitled to have its proposal for business or nominees included in the Corporation’s proxy statement and form of proxy solely as a result of such stockholder’s compliance with the foregoing provisions of Section 8, Article II.

ARTICLE III

DIRECTORS

SECTION 1.  Powers.  The business affairs of the Corporation will be managed by the Board of Directors, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these bylaws directed or required to be exercised or done by the stockholders.  The Board of Directors may adopt such rules and regulations, not inconsistent with the Certificate of Incorporation or these bylaws or applicable laws, as it may deem proper for the conduct of its meetings and the management of the Corporation.

SECTION 2.  Number, Qualifications, Term.

(a) Subject to the terms of the IRA and the Pure Crown Side Letter, the Board of Directors will consist of not less than five nor more than nine members.  Subject to the IRA and the Pure Crown Side Letter, the number of directors will be fixed by the Board of Directors and may thereafter be changed from time to time by resolution of the Board of Directors; provided, however, that (a) until the second anniversary of the effective date of the IRA, at each annual or special meeting of stockholders, the ROCH Investors who represent a majority in interest of the capital stock of the Corporation held by all ROCH Investors will have the right to designate two individuals to serve as directors on the Board of Directors (each of whom will qualify as an independent director) (each a “ROCH Designated Director”), and (b) Pure Crown will have the right to designate one individual to serve as a director on the Board of Directors (“Pure Crown Director”). Directors need not be residents of the State of Delaware nor stockholders of the Corporation. Directors will be elected at each annual meeting of stockholders and, subject to clause (b) below, will serve for three years after being elected or and until their successors are elected and qualified; provided that any directors that are to be elected by the holders of any series of the Preferred Stock will be so elected in the manner provided in the applicable Preferred Stock Designation (as defined in the Certificate of Incorporation).

(b) Notwithstanding clause (a) above, all directors elected at meetings of stockholders held on or after the Sunset Date (as defined in the Certificate of Incorporation) will be elected for terms expiring at the next annual meeting of stockholders and will not be subject to the classification provision set forth in Section 3(b) of Article VII of the Certificate of Incorporation.

SECTION 3.  Vacancies; Newly-Created Directorships.  Subject to the Certificate of Incorporation, the rights of holders of any series of Preferred Stock, the Investor Rights Agreement and the Pure Crown Side Letter, vacancies and newly created directorships resulting from any increase in the number of directors or any vacancy on the Board that results from the death, disability, resignation, disqualification, removal or other cause may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and the directors so chosen will hold office until the next annual election and until their successors are duly elected and will qualify, and will not be filled by the stockholders; provided, that, (a) for so long as the ROCH Investors have a right to nominate the ROCH Designated Directors, any vacancy resulting from the death, resignation, removal, disqualification or other cause in respect of any ROCH Designated Director, including the failure of any ROCH Designated Directors to be elected, will be filled only by the investors signatory to the IRA, and (ii) for so long as Pure Crown has a right to nominate the Pure Crown Director pursuant to the Pure Crown Side Letter, any vacancy resulting from the death, resignation, removal, disqualification or other cause in respect of the Pure Crown Director, will be filled only by Pure Crown. Any director elected to fill a vacancy not resulting from an increase in the number of directors will hold office for the remaining term of his or her predecessor. No decrease in the authorized number of directors will shorten the term of any incumbent director.

SECTION 4.  Place of Meetings.  Meetings of the Board of Directors, regular or special, may be held either within or without the State of Delaware.

SECTION 5.  Regular Meetings.  Regular meetings of the Board of Directors may be held upon such notice, or without notice, and at such time and at such place as will from time to time be determined by the Board of Directors; provided that any director who is absent when such a determination is made will be given notice of the determination. A regular meeting of the Board of Directors may be held without notice immediately after and at the same place as the annual meeting of stockholders.

SECTION 6.  Special Meetings.  Special meetings of the Board of Directors may be called by the Chairman or by the number of directors who then legally constitute a quorum.  Notice of the date, place and time of any special meeting of the Board will be given to each director by the Secretary or by the person or persons calling the meeting. Notice will be duly given to each director (a) in person or by telephone at least 24 hours in advance of the meeting, (b) by sending written notice by reputable overnight courier, facsimile or other means of electronic transmission, or delivering written notice by hand, to such director’s last known business, home or means of electronic transmission address at least 24 hours in advance of the meeting, or (c) by sending written notice by first-class mail to such director’s last known business or home address at least 72 hours in advance of the meeting.

SECTION 7.  Notice; Waiver.  A notice or waiver of notice of a meeting of the Board need not specify the purposes of the meeting. Whenever notice is required to be given by law, by the Certificate of Incorporation or by these bylaws, a written waiver signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before, at or after the time of the event for which notice is to be given, will be deemed equivalent to notice required to be given to such person. Attendance of a director at any meeting will constitute a waiver of notice of such meeting, except where a director attends for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.  Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

SECTION 8.  Quorum.  At all meetings of the Board, a majority of the directors then in office will constitute a quorum for the transaction of business unless a greater number is required by law, by the Certificate of Incorporation or by these bylaws.  If a quorum is not be present at any meeting of directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

SECTION 9. Meetings by Conference Communications Equipment. Directors may participate in meetings of the Board of Directors or any committee thereof by means of video or telephone conference or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation by such means will constitute presence in person at such meeting.

SECTION 10.  Action Without A Meeting.  Any action required or permitted to be taken at a meeting of the directors may be taken without a meeting if a consent in writing or by electronic transmission, setting forth the action so taken, will be signed by all of the directors entitled to vote with respect to the subject matter thereof.

SECTION 11.  Action.  Except as otherwise provided by law or in the Certificate of Incorporation or these bylaws, if a quorum is present, the affirmative vote of a majority of the members of the Board of Directors will be required for any action.

SECTION 12.  Removal of Directors. Subject to any provisions of applicable law and the Certificate of Incorporation, any or all of the directors may be removed, until the Sunset Date, only for cause and, following the Sunset Date, with or without cause, by the holders of a majority of the share then entitled to vote at an election of directors; provided, however that (a) no ROCH Designated Director may be removed from office unless: (i) such removal is directed or approved by the affirmative vote of the ROCH Investors entitled under the IRA to designate such ROCH Designated Director, or (ii) the Director Designation Period (as defined in the IRA) has expired, and (b) the Pure Crown Director may not be removed from office unless such removal is directed or approved by Pure Crown.

SECTION 13. Resignation. Any director may resign at any time by delivering a resignation in writing or by electronic transmission to the Corporation at its principal office or to the Chairman, the Chief Executive Officer or the Secretary. Such resignation will be effective upon delivery unless it is specified to be effective at some later time or upon the happening of some later event.

SECTION 14. Compensation of Directors. Directors may be paid such compensation for their services provided to the Company at the request of the Board and such reimbursement for expenses of attendance at meetings of the Board of Directors or any committee thereof as the Board of Directors may from time to time determine. No such payment will preclude any director from serving the Corporation or any of its parent or subsidiary entities in any other capacity and receiving compensation for such service.

ARTICLE IV

COMMITTEES

SECTION 1. Designation of Committees.  The Board of Directors may, by resolution adopted by a majority of the entire Board of Directors, designate one or more committees, each of which will, except as otherwise prescribed by law, have such authority of the Board of Directors as will be specified in the resolution of the Board of Directors designating such committee; provided that no committee will have the power or authority in reference to the following matters: (a) approving or adopting, or recommending to the stockholders, any action or matter (other than election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval or (b) adopting, amending or repealing any provision of these bylaws.  The Board of Directors will have the power at any time to change the membership of, to fill all vacancies in and to discharge any such committee, either with or without cause. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Except as otherwise provided in the Certificate of Incorporation, these bylaws, or the resolution of the Board designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee

SECTION 2. Procedure; Meetings; Quorum.  Committee meetings, of which no notice will be necessary, may be held at such times and places as will be fixed by resolution adopted by a majority of the members thereof.  So far as applicable, the provisions of Article III relating to notice, quorum and voting requirements applicable to meetings of the Board of Directors will govern meetings of any committee of the Board of Directors.  Except as the Board of Directors may otherwise determine, any committee may make, alter and repeal rules for the conduct of its business, but unless otherwise provided in such rules, its business will be conducted as nearly as possible in the same manner as is provided in these bylaws for the Board of Directors. Any resolution of the Board establishing or directing any committee of the Board or establishing or amending the charter of any such committee may establish requirements or procedures relating to the governance and/or operation of such committee that are different from, or in addition to, those set forth in these bylaws and, to the extent that there is any inconsistency between these bylaws and any such resolution or charter, the terms of these bylaws will control. Each committee of the Board of Directors will keep written minutes of its proceedings and circulate summaries of such written minutes to the Board of Directors before or at the next meeting of the Board of Directors.

ARTICLE V

OFFICERS

SECTION 1.  Number.  The Board of Directors at its first meeting after each annual meeting of stockholders will choose a Chief Executive Officer, a Secretary and a Treasurer, none of whom need be a member of the Board of Directors.  The Board of Directors may also choose a Chairman from among the directors, one or more Vice Presidents (who may be given particular designations with respect to authority, function, or seniority), one or more Assistant Secretaries, and one or more Assistant Treasurers.  The Board of Directors may appoint such other officers and agents as it deems necessary, who will hold their offices for such terms and will exercise such powers and perform such duties as will be determined from time to time by the Board of Directors.  Any number of offices may be held by the same person.

SECTION 2.  Compensation.  Officers of the Corporation will be entitled to such salaries, compensation or reimbursement as may be fixed or allowed from time to time by the Board of Directors or by a committee of the Board of Directors. The Chief Executive Officer of the Corporation will have the authority to fix the salaries, compensation or reimbursements of all other officers of the Corporation.  No officer will be prevented from receiving a salary or other compensation by reason of the fact that he is also a director. Except as the Board may otherwise determine, no officer who resigns or is removed will have any right to any compensation as an officer for any period following such officer’s resignation or removal, or any right to damages on account of such removal, whether such officer’s compensation be by the month or by the year or otherwise, unless such compensation is expressly provided for in a duly authorized written agreement with the Corporation.

SECTION 3.  Term; Removal; Vacancy.  The officers of the Corporation will hold office until their successors are chosen and qualify.  Any officer may be removed at any time, with or without cause, by the affirmative vote of a majority of the whole Board of Directors.  Any officer may resign by delivering a written resignation to the Corporation at its principal office or to the Board of Directors, the Chief Executive Officer or the Secretary. Such resignation will be effective upon receipt unless it is specified to be effective at some later time or upon the happening of some later event. Any vacancy occurring in any office of the Corporation may be filled by the Board of Directors and may, in the Board of Director’s discretion, be left unfilled, for such period as it may determine, any offices.

SECTION 4.  Chairman.  The Chairman will be the Chief Executive Officer of the Corporation. The Chairman shall not be considered an officer of the Corporation in his or her capacity as such. The Chairman will preside at all meetings of the stockholders and all meetings of the Board of Directors. The Chairman will perform such other duties and may exercise such other powers as may from time to time be assigned by these bylaws or by the Board of Directors. In the absence of the Chairman, such other director of the Corporation designated by the Chairman or by the Board of Directors shall act as chairman of any such meeting. The Chairman or the Board of Directors may appoint a vice chairman of the Board of Directors to exercise and perform such other powers and duties as may from time to time be assigned to him or her by the Chairman or by the Board of Directors.

SECTION 5.  Chief Executive Officer.  The Chief Executive Officer will have general charge and supervision of the business of the Corporation subject to the direction of the Board of Directors, and will perform all duties and have all powers that are commonly incident to the office of chief executive or that are delegated to such officer by the Board of Directors from time to time. In the event of the absence, inability or refusal to act of the Chief Executive Officer, the Vice President (or if there is more than one, the Vice Presidents in the order determined by the Board) will perform the duties of the Chief Executive Officer and when so performing such duties will have all the powers of and be subject to all the restrictions upon the Chief Executive Officer.

SECTION 6.  Vice President.  Each Vice President will perform such duties and possess such powers as the Board of Directors or the Chief Executive Officer may from time to time prescribe. The Board of Directors may assign to any Vice President the title of Executive Vice President, Senior Vice President or any other title selected by the Board of Directors.

SECTION 7.  Secretary.  The Secretary will perform such duties and will have such powers as the Board or the Chief Executive Officer may from time to time prescribe. In addition, the Secretary will perform such duties and have such powers as are incident to the office of the secretary, including attending all meetings of the Board of Directors and all meetings of the stockholders, recording all proceedings of the meetings of the Corporation and of the Board of Directors in a book to be kept for that purpose, maintaining a stock ledger and preparing lists of stockholders and their addresses as require and being custodian of corporate records.  The Secretary will give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and will perform such other duties as may be prescribed by the Board of Directors, Chief Executive Officer or the committees designated by the Board of Directors.  The Secretary will have custody of the corporate seal of the corporation and the Secretary, or an assistant secretary, will have the authority to affix the same to an instrument requiring it and when so affixed, it may be attested by the Secretary’s signature or by the signature of such assistant secretary.  The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his or her signature.

SECTION 8.  Assistant Secretary.  The Assistant Secretary, if there is one or more than one, the assistant secretaries in the order determined by the Board of Directors, will, in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary and will perform such other duties and have such powers as the Board of Directors may from time to time prescribe.

SECTION 10.  Treasurer.  The Treasurer or Chief Financial Officer will perform such duties and will have such powers as may from time to time be assigned by the Board or the Chief Executive Officer. In addition, the Treasurer will perform such duties and have such powers as are incident to the office of treasurer, including custody of the corporate funds, securities and other property of the Corporation, keeping full and accurate accounts of receipts and disbursements in books belonging to the Corporation, depositing all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors, disbursing the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and rendering to the Chairman, the Chief Executive Officer and the Board of Directors, at its regular meetings, or when the Board of Directors so requires, an account of all of his transactions as Treasurer and of the financial condition of the Corporation.

SECTION 11.  Assistant Treasurer.  The Assistant Treasurer, if there is one or more than one, the Assistant Treasurers in the order determined by the Board of Directors, will, in the absence or disability of the Treasurer, perform the duties and exercise the powers of the Treasurer and will perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

SECTION 12. Delegation of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

SECTION 13. Voting Securities Owned by the Corporation. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chief Executive Officer, any Vice President or any other officer authorized to do so by the Board of Directors and any such officer may, in the name of and on behalf of the Corporation, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of stockholders of any company in which the Corporation may own securities and at any such meeting will possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.

ARTICLE VI

CAPITAL STOCK

 SECTION 1. Issuance of Stock. Subject to the provisions of the Certificate of Incorporation, the whole or any part of any unissued balance of the authorized capital stock of the Corporation or the whole or any part of any shares of the authorized capital stock of the Corporation held in the Corporation’s treasury may be issued, sold, transferred or otherwise disposed of by vote of the Board of Directors in such manner, for such lawful consideration and on such terms as the Board of Directors may determine.

SECTION 2. Uncertificated Shares. The Corporation shall issue shares in uncertificated form. The Corporation shall not issue stock certificates unless specifically requested by a stockholder upon written request by such stockholder to the Secretary. The Corporation shall provide to the record holders of such shares a written statement of the information required by the DGCL to be included on stock certificates. In the event that the Corporation issues shares of stock represented by certificates pursuant to a stockholders request, such certificates shall be in such form as prescribed by the Board or a duly authorized officer, shall contain the statements and information required by the DGCL and shall be signed by the officers of the Corporation in the manner permitted by the DGCL. Each such certificate will be numbered and signed in a manner that complies with Section 158 of the DGCL. Any or all of the signatures on a certificate may be a facsimile signature. Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation will send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to Sections 151, 156, 202(a) or 218(a) of the DGCL or, with respect to Section 151 of DGCL, a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

SECTION 3.  Lost and Destroyed Certificates.  If the Corporation issues certificates as set forth in Section 2 of this Article VI, the Board of Directors may direct a new certificate to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost or destroyed, upon the making of an affidavit of that fact, satisfactory to the Secretary, by the person claiming the certificate of stock to be lost, stolen or destroyed.  When authorizing such issue of a new certificate, the Board of Directors, in its discretion and as a condition precedent to the issuance thereof, may prescribe such terms and conditions as it deems expedient, and may require such indemnities or bonds as it deems adequate, to protect the Corporation from any claim that may be made against it with respect to any such certificate alleged to have been lost or destroyed.

SECTION 4.  Transfer of Shares.  Shares of stock of the Corporation will be transferable in the manner prescribed by law, the Certificate of Incorporation and in these bylaws. Transfers of shares of stock of the Corporation will be made only on the books of the Corporation or by transfer agents designated to transfer shares of stock of the Corporation. Subject to applicable law, shares of stock represented by certificates will be transferred only on the books of the Corporation by the surrender to the Corporation or its transfer agent of the certificate representing such shares properly endorsed or accompanied by a written assignment or power of attorney properly executed, and with such proof of authority or the authenticity of signature as the Corporation or its transfer agent may reasonably require. Except as may be otherwise required by law, by the Certificate of Incorporation or by these bylaws, the Corporation is entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect to such stock, regardless of any transfer, pledge or other disposition of such stock until the shares have been transferred on the books of the Corporation in accordance with the requirements of these bylaws.

SECTION 5. Record Date.

(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date will not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date will, unless otherwise required by law, not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date will also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting will be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders will be at the close of business on the day immediately preceding the day on which notice is given, or, if notice is waived, at the close of business on the day immediately preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders will apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case will also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date will not precede the date upon which the resolution fixing the record date is adopted, and which will not be more than 60 days prior to such action. If no such record date is fixed, the record date for determining stockholders for any such purpose will be at the close of business on the day on which the Board adopts the resolution relating thereto.

ARTICLE VII

GENERAL PROVISIONS

SECTION 1.  Checks.  All checks or demands for money and notes of the Corporation will be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

SECTION 2.  Fiscal Year.  The fiscal year of the Corporation will be determined, and may be changed, by resolution of the Board of Directors.

SECTION 3.  Seal.  The corporate seal will have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware.” The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any manner reproduced.

SECTION 4.  Pronouns.  All pronouns used in these bylaws will be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

SECTION 5. Reliance upon Books, Reports and Records. Each director, each member of a committee designated by the Board of Directors, and each officer of the Corporation will, in the performance of his or her duties, be fully protected in relying in good faith upon the records of the Corporation and upon such information, opinions, reports, or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees of the Board of Directors, or by any other person or entity as to matters the director, committee member, or officer believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

SECTION 6. Evidence of Authority. A certificate by the Secretary, or an Assistant Secretary, or a temporary secretary, as to any action taken by the stockholders, directors, a committee or any officer or representative of the Corporation will as to all persons who rely on the certificate in good faith be conclusive evidence of such action.

SECTION 7. Severability. Any determination that any provision of these bylaws is for any reason inapplicable, illegal or ineffective will not affect or invalidate any other provision of these bylaws.

SECTION 8. Electronic Transmission. For purposes of these bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

SECTION 9. Certificate of Incorporation. All references in these bylaws to the Certificate of Incorporation will be deemed to refer to the Certificate of Incorporation of the Corporation, as amended and/or restated and in effect from time to time.

SECTION 10.  Defined Terms.  Capitalized terms used herein and not otherwise defined have the meanings given to them in the Certificate of Incorporation.

ARTICLE IX

AMENDMENTS

Except as otherwise provided by law or by the Certificate of Incorporation, these bylaws or any of them may be amended in any respect or repealed at any time, either (a) at any meeting of stockholders, provided that any amendment or supplement proposed to be acted upon at any such meeting has been properly described or referred to in the notice of such meeting, or (b) by the Board, provided that no amendment adopted by the Board may vary or conflict with any amendment adopted by the stockholders in accordance with the Certificate of Incorporation and these bylaws. Notwithstanding the foregoing and anything contained in these bylaws to the contrary, Sections 1, 2, 8, and 9 of Article II, Sections 2, 3, and 12 of Article III, and Article IX may not be amended or repealed by the stockholders, and no provision inconsistent therewith may be adopted by the stockholders, without (a) until the Sunset Date, the affirmative vote of the holders of at least 66 2/3% of the capital stock of the Corporation, voting together as a single class and (b) following the Sunset Date, the affirmative vote of the holders of a majority of the capital stock of the Corporation, voting together as a single class.